99¢ ONLY STORES® REPORTS RETAIL SALES FOR THE SECOND QUARTER OF THE 2007 FISCAL YEAR ENDED SEPTEMBER 30, 2006 OF $251.8 MILLION AND A SAME-STORE-SALES INCREASE OF 1.2%.

CITY OF COMMERCE, CA - October 5, 2006- 99¢ Only Stores® (NYSE:NDN) (the “Company”) today reports total sales of $261.1 million for the second quarter of the 2007 fiscal year ended September 30, 2006. This represents an increase of 6.1% over total sales of $246.0 million for the same quarter last year. Retail sales for the quarter ended September 30, 2006 were $251.8 million, up 6.7% from retail sales of $235.9 million for the same quarter last year.

The Company's same-store-sales for the second quarter ended September 30, 2006 increased 1.2% versus the same quarter last year. For this period, the number of overall same-store-sales transactions was flat, while the average transaction size increased by 1.2%, from $9.06 to $9.16.

Total sales for the six months ended September 30, 2006 were $524.7 million, up 6.9% over sales of $490.7 million in the six months ended September 30, 2005. Total retail sales for the six months ended September 30, 2006 were $505.8 million, up 7.5% over sales of $470.4 million for the six months ended September 30, 2005. Same-store-sales for the six months ended September 30, 2006 were up 2.4%

During the quarter ended September 30, 2006, the Company opened four stores, all in California. Gross and saleable retail square footage at the end of the quarter ended September 30, 2006 were 5.31 million and 4.17 million, an increase over last year of 6.5% and 6.6%, respectively. As of September 30, 2006, the Company had 241 stores (36 in Texas), up 7.1% compared to 225 stores (36 in Texas) as of September 30, 2005.

Bargain Wholesale sales for the quarter ended September 30, 2006 were $9.3 million compared to $10.1 million in the same quarter last year.

Eric Schiffer, CEO of the Company, said, "We were pleased to continue our positive trend in same-store-sales with a 1.2% increase for the quarter ended September 30, 2006 and to see improvement in both our non-Texas and Texas stores. For our non-Texas stores, the average transaction size increased while the number of transactions was slightly down we believe primarily due to higher gasoline prices.

“Texas sales for the quarter ended September 30, 2006 continued to benefit we believe primarily from operational improvements and positive word of mouth. Our same-store-sales quarterly comps were positive despite comparing to very strong sales following Hurricane Katrina in September of last year. We had a healthy increase in our overall number of transactions in Texas while the average transaction size was down we believe primarily due to Hurricane Katrina.

"As previously announced, the Company slowed its store opening growth rate in fiscal 2006 to approximately 5% to help allow the Company to focus on implementing operational improvements to better support its existing stores and to establish a foundation for future growth. While many of these improvement efforts continue into fiscal 2007 as planned, we believe we are beginning to see significant progress in our systems and teamwork across the organization.

“Our team will continue to focus on improving overall execution while continuing to build a real estate pipeline to increase our store opening growth rate to approximately 10% in fiscal 2007 and to further increase our store opening growth rate to about 15% in fiscal 2008. These new stores are planned to open in the Company’s current markets of California, Texas, Arizona and Nevada. Subsequently, the Company plans to continue to open stores at a rate of 15% per year as it expands into new markets as part of its long term vision to become America’s favorite and best run deep-discount store."

The Company also reported that as previously announced in an SEC filing, it is continuing procedures necessary for filing its fiscal 2006 Form 10-K and Form 10-Q for the quarter ended June 30, 2006 and will provide an update to investors as to its expected filing date as soon as practicable.

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 241 deep-discount retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division called Bargain Wholesale. The Company’s next two 99¢ Only Stores are scheduled to open in late October and will be in Yuma, Arizona and Houston, Texas. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, and the filing the Company’s Form 10-K for 2006 and Form 10-Q for June 30, 2006. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at http://www.99only.com. Contact Rob Kautz, EVP & CFO, 323-881-1293